                                                                    Exhibit 99.3

                 SECURITIES PURCHASE AND CONTRIBUTION AGREEMENT

          THIS IS A SECURITIES PURCHASE AND CONTRIBUTION AGREEMENT, dated as of November 15, 2000 (the "Agreement"), by and among Manhattan Acquisition Corp., a Delaware corporation (the "Company"), Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership ("BRS"), and the entities and individuals other than BRS set forth on Schedule I hereto (the "Baker Investors" and, together with BRS, the "Investors"). As used herein, the term "Management Investor" means any of the Baker Investors so designated as a Management Investor on Schedule I hereto.

                                   Background

          A. The Investors as a group desire to invest an aggregate of $40 million in the Company and/or the Surviving Corporation referred to below.

          B. This Agreement is being entered into in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of the date hereof (as it may hereafter be amended, the "Merger Agreement"), between the Company and Il Fornaio (America) Corporation, a Delaware corporation ("Baker"). Pursuant to the Merger Agreement, the Company will be merged with and into Baker (the "Merger"), and Baker will be the surviving corporation in such Merger (the "Surviving Corporation").

          C. Subject to the terms hereof, the investment will be effected (i) in the case of a Baker Investor, through the Investor's electing to receive securities of the Surviving Corporation in the Merger, or through such Investor's exchange of shares of Baker Common Stock (as defined below) immediately prior to the Merger for shares of Baker Preferred Stock, which shares of Baker Preferred Stock will be converted in the Merger into securities of the Surviving Corporation, or (ii) in the case of any Investor, through the purchase immediately prior to the Merger of the Company's securities, which may consist of one or more of the following: junior subordinated debentures, preferred stock, common stock and/or other equity securities (hereinafter, the "Securities"), which Securities will be converted in the Merger into securities of the Surviving Corporation.

                                      Terms

          In consideration of the mutual representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                             PURCHASE OF SECURITIES

          1.1. Rollover of Shares and Options.

               (a) Subject to the terms and conditions hereof, and unless BRS otherwise determines in accordance with Section 1.1(b) below, each of the Baker Investors will elect to receive (i) pursuant to Section 1.6 of the Merger Agreement in lieu of Merger Consideration having a value equal to the purchase price set forth next to such Investor's name on Schedule I hereto, or (ii) pursuant to Section 1.11 of the Merger Agreement in lieu of cash payments otherwise due under the Merger Agreement upon cancellation of options held by such Investor having a value equal to the purchase price set forth next to such Investor's name on Schedule I hereto, or (iii) pursuant to a combination thereof, securities of the Surviving Corporation of the same type and in the same amounts that such Investor would have received had such Investor purchased Securities in accordance with Section 1.1(b) below and paid for such Securities in accordance with Section 1.2 below (and such Securities subsequently had been converted to securities of the Surviving Corporation in accordance with the Merger Agreement). Alternatively, to the extent BRS so requests, each of such Baker Investors will, immediately prior to the Merger, exchange a portion of the shares of common stock, par value $.001 per share ("Baker Common Stock"), of Baker held by such Investor having a value equal to the purchase price set forth next to such Investor's name on Schedule I hereto for shares of preferred stock, par value $.001 per share ("Baker Preferred Stock"), of Baker created under
Section 1.4(a) of the Merger Agreement and shall further provide notice to Baker that such shares of Baker Preferred Stock shall be converted in the Merger into securities of the Surviving Corporation of the same type and in the same amounts that such Investor would have received had such Investor purchased Securities in accordance with Section 1.1(b) below and paid for such Securities in accordance with Section 1.2 below with the shares of Common Stock so exchanged (and such Securities subsequently had been converted to securities of the Surviving Corporation in accordance with the Merger Agreement).

               (b) Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 1.3), the Company will issue and sell to each Investor who is not a Baker Investor, and each such Investor will purchase, Securities. In addition, if BRS requests (and in lieu of the transactions contemplated by Section 1.1(a) above), subject to the terms and conditions set forth herein, at the Closing, the Company will issue and sell to each of the Baker Investors, and each of the Baker Investors will purchase, Securities. The purchase price to be paid by any Investor purchasing Securities under this
Section 1.1(b) for the Securities so purchased will be as set forth opposite the applicable Investor's name on Schedule I hereto.

               (c) The per security purchase price for any type, series or class of Securities purchased under Section 1.1(b) shall be the same for all Investors. Unless otherwise agreed by the Company and the applicable Investor purchasing Securities hereunder, the amount of each type, series or class of Securities purchased by each Investor hereunder other than BRS

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shall be determined by reference to the amount of each of such type, class or series purchased by BRS hereunder. That is, unless otherwise agreed by the Company and the Investor, the proportion of each Investor's aggregate purchase price set forth next to its name on Schedule I that goes to purchasing each type, series or class of Securities shall equal (on a percentage basis) the proportion of BRS's aggregate purchase price set forth on Schedule I (as it may be adjusted in accordance with the terms hereof) that goes to purchasing each such type, class or series.

          1.2. Purchase Price. At the Closing, each Investor (other than a Baker Investor) will pay the purchase price for Securities purchased by it, him or her under Section 1.1(b) by wire transfer of immediately available funds to an account designated by the Company. At the Closing, each of the Baker Investors will pay the purchase price for the Securities purchased by it, him or her under
Section 1.1(b) (a) by consummating the transfer and assignment to the Company of shares of Baker Common Stock having an aggregate fair market value equal to the aggregate purchase price set forth beside such Investor's name on Schedule I or
(b) through the cancellation of options to purchase shares of Baker Common Stock having a fair market value (i.e., the difference between the fair market value of the shares purchasable thereunder and the aggregate exercise price) equal to the amount of the aggregate purchase price set forth next to such Investor's name on Schedule I (it being understood such cancellation under this Section 1.2(b) in return for Securities will be in lieu of (rather than in addition to) any right to receive cash under Section 1.11 or Section 5.8 of the Merger Agreement upon cancellation of such options), (c) by wire transfer of immediately available funds to an account designated by the Company or (d) by a combination of (a), (b) and (c). The fair market value of Baker Common Stock (purchasable under an option or otherwise) will be deemed to be $14.00 per share for all purposes of this Agreement.

          1.3. Closing. The closing of the purchase and sale of the Securities contemplated hereby (the "Closing") will take place immediately preceding the closing of the Merger as determined by Section 1.12 of the Merger Agreement or on such other date as may be determined by the Company upon not less than 5 days prior written notice to the Investors (the date such Closing occurs, the "Closing Date"). At the Closing, each of the Investors will execute a Securities Holders Agreement (the "Securities Holders Agreement") and a Registration Rights Agreement (the "Registration Rights Agreement") having the terms set forth on Schedule II hereto.

          1.4. Baker Securities. In order to facilitate any sale and assignment to the Company of any shares of Baker Common Stock and options to purchase Baker Common Stock by the Baker Investors contemplated hereby, if requested by the Company, each Baker Investor shall deliver within five business days after such request one or more certificates representing all of the shares of Baker Common Stock and options to purchase Baker Common Stock to be cancelled in exchange for Securities, together with stock powers or other instruments duly endorsed or otherwise sufficient for transfer of such certificates. The Company shall hold such instruments in escrow pending the Closing Date. On the Closing Date, the Company is authorized to present such instruments to the transfer agent for Baker and instruct the transfer agent to register the shares of Baker Common Stock in the name of the Company or its designee

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(or, in the case of the certificates representing options to purchase Baker
Common Stock, to mark and record such options as cancelled, as contemplated by the Merger Agreement).

          1.5. Representations, Warranties and Covenants of the Management Investors, the Baker Investors and the Company.

               (a) Each of the Management Investors, the Baker Investors and the Company shall use reasonable efforts to cooperate to enhance the tax efficiency of the purchase of Securities contemplated hereby and to achieve treatment of the transactions contemplated by the Merger Agreement as a recapitalization for financial reporting purposes, which will include providing that any cancellation of options to purchase Baker Common Stock used to purchase Securities under Section 1.2, or any exchange of options to purchase Baker Common Stock under Section 1.1(a) above, will be in exchange for options to purchase capital stock of the Company or the Surviving Corporation, as appropriate, or deferred compensation or similar arrangements designed not to result in current taxation (for federal income tax purposes) in respect of such surrendered options to the holder thereof.

               (b) Each of the Management Investors and the Baker Investors represent and warrant to the Company that no registration rights that may pertain to any of the securities of Baker that are tendered by such Management Investor or such Baker Investor, as the case may be, as consideration under this Agreement shall survive the Closing and no such registration rights shall pertain to any of the Securities of the Company.

               (c) Each of the Management Investors and the Baker Investors acknowledges that an affiliate of BRS will be receiving from the Surviving Corporation following the Merger a per annum management fee equal to the greater of (x) $150,000 or (y) 1% of the Company's or the Surviving Corporation's EBITDA (as such term is defined in the Company's or the Surviving Corporation's senior credit agreement).

          1.6. Conditions to Investor's Obligations. The obligation of each Investor to purchase and pay for the Securities at the Closing is subject to the satisfaction on or prior to the Closing of the following conditions:

               (a) The Company shall have delivered to each of the Investors which is purchasing Securities hereunder certificates for the Securities so purchased.

               (b) No preliminary or permanent injunction or order, decree or ruling of any nature issued by any court or governmental agency of competent jurisdiction, nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal, state or local governmental authority, shall be in effect, that would prevent the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

               (c) All of the conditions to effecting the Merger under Article VI of the Merger Agreement (including the debt financing condition set forth in Section 6.2(e), but excluding the conditions set forth in Section 6.3) shall have been fulfilled or waived in

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accordance with the Merger Agreement; provided, however, that Section 6.2(e) of the Merger Agreement shall be deemed to have been satisfied if the debt financing referred to therein is not available solely because of the refusal or inability of the Investors to provide in the aggregate $40,000,000 of equity financing to the Company (including by delivery of Baker Common Stock or options to purchase shares of Baker Common Stock as permitted by Section 1.2).

          1.7. Conditions to the Company's Obligations. The obligations of the Company to issue and sell the Securities to each Investor as set forth herein at the Closing are subject to the satisfaction on or prior to the Closing of the following conditions:

               (a) Each of the Investors purchasing Securities hereunder shall have paid or shall pay concurrently the purchase price for the Securities required to be paid by it pursuant to this Article I.

               (b) No preliminary or permanent injunction or order, decree or ruling of any nature issued by any court or governmental agency of competent jurisdiction, nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal, state or local governmental authority, shall be in effect, that would prevent the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

               (c) All of the conditions to effecting the Merger under Article VI of the Merger Agreement (including the debt financing condition set forth in Section 6.2(e), but excluding the conditions set forth in Section 6.3) shall have been fulfilled or waived in accordance with the Merger Agreement; provided, however, that Section 6.2(e) of the Merger Agreement shall be deemed to have been satisfied if the debt financing referred to therein is not available solely because of the refusal or inability of the Investors to provide in the aggregate $40,000,000 of equity financing to the Company (including by delivery of Baker Common Stock or options to purchase shares of Baker Common Stock as permitted by
Section 1.2).

               (d) Each of the Investors shall have executed the Securities Holders Agreement and the Registration Rights Agreement.

                                   ARTICLE II

                                  MISCELLANEOUS


          2.1. Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

          2.2. Amendment and Modification.

               (a) It is understood and agreed that the Company shall have the right, following execution of this Agreement, to amend this Agreement by adding additional parties to this Agreement (and Schedule I hereto) who desire to receive shares of the Surviving Corporation pursuant to the Merger, and, effective upon any such amendment, such additional

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parties will be considered "Investors" for all purposes of this Agreement;
provided, however, that no such party will be deemed to be a "Baker Investor" unless such party owns shares of Baker Common Stock (as defined in Section 1.2), or options to purchase such shares, on or after the date hereof (but prior to the Closing), and no such party will be deemed to be a "Management Investor" unless such party (i) is an employee of Baker on or after the date hereof (but prior to the Closing) and (ii) owns shares of Baker Common Stock, or options to purchase such shares, on or after the date hereof (but prior to the Closing). In the event any such party is added as an Investor under this Agreement, the aggregate amount reflected on Schedule I as being invested in the Company by BRS will be reduced by the amount proposed to be invested or rolled over by such additional Investor.

               (b) Except for amendments contemplated by paragraph (a) above, which may be unilaterally effected by the Company in its discretion, any of the provisions of this Agreement may be amended or modified pursuant to a writing executed by the Company and those Investors who together will be purchasing a majority of the equity interests of the Company to be purchased hereunder (based on the total dollar amounts committed by such Investors as reflected on Schedule
I); provided, however, that (i) Sections 1.5, 2.3 and 2.12 cannot be amended in a manner adverse in any material respect to the Management Investors, and (ii) no amendment of the terms set forth on Schedule II that adversely affects the Management Investors in a manner different from other Investors will be effective, in either case without the written consent of those Management Investors (as such group is constituted on the date of this Agreement) who will be purchasing a majority of the equity interests of the Company to be purchased hereunder (based on the total dollar amounts committed by such Management Investors as reflected on Schedule I).

               (c) Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

               (d) The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          2.3. Termination. This Agreement will terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto, (ii) upon termination of the Merger Agreement in accordance with its terms or (iii) unless otherwise determined by BRS, on May 31, 2001. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

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          2.4. Assignment; Successors and Assigns; Entire Agreement. This
Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, executors and administrators, but no party hereunder may assign its rights or obligations hereunder without the prior written consent of BRS. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          2.5. Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

          2.6. Notices. All notices provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, telex, fax or air courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

               If to the Company:

               c/o Bruckmann, Rosser, Sherrill & Co., L.P.
               126 East 56th Street, 29th Floor
               New York, New York 10022
               Attention: Harold O. Rosser II
               Fax:  212-521-3799

               with a copy to:

               Dechert
               4000 Bell Atlantic Tower
               1717 Arch Street
               Philadelphia, PA 19103
               Attention:  Carmen J. Romano, Esq.
               Fax:  215-994-2222

          If to any Investor to its address as listed on the signature pages hereof.

          All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if faxed; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

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          2.7.  Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, regardless of the laws that might otherwise govern under principles of conflicts of law applicable thereto.

          2.8. Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. Unless otherwise specified, section references herein refer to sections of this Agreement and schedules and exhibits refer to schedules and exhibits attached hereto.

          2.9. Counterparts. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

          2.10. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

          2.11. Pronouns. Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

          2.12. Maximum Liability. The maximum liability of any Investor for a breach of this Agreement shall be limited to the amount set forth next to its name on Schedule I hereto.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                            MANHATTAN ACQUISITION CORP.

                            By: /s/ HAROLD O. ROSSER
                               ----------------------------------
                                 Name: Harold O. Rosser, II
                                 Title: President

                            BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.
                            By BRSE LLC, its general partner


                            By: /s/ HAROLD O. ROSSER
                               ----------------------------------
                                 Name: Harold O. Rosser, II
                                 Title: Managing Director

                             /s/ LAURENCE B. MINDEL
                            -------------------------------------
                            Laurence B. Mindel

                            Address: 86 San Carlos Ave.
                                     Sausalito, CA 94965

                             /s/ MICHAEL J. HISLOP
                            -------------------------------------
                            Michael J. Hislop

                            Address: 20 Lupine Court
                                     San Rafael, CA 94901

                             /s/ MICHAEL BEATRICE
                            -------------------------------------
                            Michael Beatrice

                            Address: 36 Mahogany Drive
                                     San Rafael, CA 94903


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                             /s/ PETER HAUSBACK
                            -------------------------------------
                            Peter Hausback

                            Address: 2860 Jackson St.
                                     Alameda, CA 94501

                             /s/ WARREN HELLMAN
                            -------------------------------------
                            Warren Hellman

                            Address: 3415 Pacific Ave.
                                     San Francisco, CA 94118

                             /s/ DINO CORTOPASSI
                            -------------------------------------
                            Dino Cortopassi

                            Address: 11280 N. Alpine Rd.
                                     Stockton, CA 95212

                             /s/ SCOTT HEDRICK
                            -------------------------------------
                            Scott Hedrick

                            Address: P.O. Box 1111
                                     Ross, CA 94957

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

                                                                      Schedule I


                          Investors and Purchase Price


Name of Investor                                          Purchase Price
----------------                                          --------------
Bruckmann, Rosser, Sherrill & Co. II, L.P.               $30,730,535

Larry Mindel(1)(2)                                       $ 2,000,000

Mike Hislop(1)(2)                                        $ 2,900,000

Mike Beatrice(1)(2)                                      $   396,398

Peter Hausback(1)(2)                                     $    25,000

Warren Hellman(1)(2)                                     $ 1,947,395

Dino Cortopassi(1)(2)                                    $ 1,740,241

Scott Hedrick(1)(2)                                      $   260,431

(1)  Denotes Baker Investor
(2)  Denotes Management Investor

                                                                     Schedule II


        Terms of Securities Holders and Registration Rights Agreements

Restrictions on Transfer:          Except for Permitted Transfers, securities of
                                   the Surviving Corporation may not be
                                   transferred (including by assignment, pledge, hypothecation, by operation of law, proxy or voting agreement or similar arrangement) without the prior written consent of the holders of 50% of the then outstanding Common
                                   Stock of the Surviving Corporation (the
                                   "Requisite Holders").

Permitted Transfers:               Permitted Transfers will include (i) sales
                                   pursuant to an Approved Sale, (ii) sales pursuant to the exercise of Tag-Along Rights,
                                   (iii) sales or other transfers to affiliated individuals or entities (in respect of stockholders who are entities) or for estate planning purposes or (iv) pursuant to exercise of registration rights or, following an Initial Public Offering, sales under Rule
                                   144 under the Securities Act.

Approved Sale:                     In the event the Requisite Holders approve
                                   the sale of the Company, each holder of
                                   securities of the Surviving Corporation will consent to and cooperate with the sale and, if such sale is structured as a sale of stock, will sell its shares of stock and other equity securities on the terms approved by the Requisite Holders.

Tag Along Rights:                  Subject to customary exceptions, BRS will not
                                   sell any shares of Common Stock without
                                   offering other stockholders of the Surviving
                                   Corporation the opportunity to sell shares on a pro rata basis and on equal terms.

Voting Agreement:                  Each holder of securities will agree to vote
                                   all shares of voting capital stock or other voting securities so as to maintain a board of directors of the Surviving Corporation (and any subsidiaries) having a majority of directors designated by BRS.

Vesting: Shares of Preferred or Common Stock (and/or options to purchase such shares or other securities) granted to employee investors (not to include any shares or options purchased under Section 1.1 of this Agreement) will be subject to vesting restrictions to include, in the case of restricted shares, a purchase option in favor of the Surviving Corporation in the event of termination of the investor's employment at a price equal to the investor's original cost (or, if lower, fair market value (determined by the Surviving Corporation in good faith)) with respect to unvested shares.

Management Buy-Back:               The Surviving Corporation will have the
                                   option to purchase any vested securities of an employee investor following termination of employment for a fair market value price
                                   (determined by the Surviving Corporation in good faith, it being understood that any such valuation will be without any discount based on minority ownership).

Right of First Refusal:            The Surviving Corporation will have a right
                                   of first refusal on any transfer of
                                   securities by an employee investor, except for Permitted Transfers.

Initial Public Offering:           An Initial Public Offering will be defined as
                                   an underwritten public offering of shares of Common Stock by the Surviving Corporation
                                   (other than an offering to employees or
                                   existing investors or in connection with any acquisition or business combination, or an offering of a combination of debt and equity securities where the aggregate consideration received by the Surviving Corporation in respect of such equity securities does not exceed 20% of the aggregate consideration received by the Surviving Corporation in such offering) where the Surviving Corporation receives aggregate net proceeds of not less than $30,000,000.

Demand Registration Rights:           BRS will have demand registration rights.

Piggy-Back Registration Rights:       Following an Initial Public Offering, all
                                      Investors will have piggyback registration rights having equal priority in the event of a cutback by the managing underwriter
                                      (except that if the managing underwriter determines such a cutback is reasonably required for the success of the offering, shares of employee investors will be cutback before shares of other investors).

Lock-Up: In the event of any public offering by the Surviving Corporation, no investor will sell or otherwise transfer (including by pledge, short sale or other hedging transaction) any equity securities for a period of 180 days or such shorter period as is agreed to by the underwriter for such offering.

Modifications for Financing:          The foregoing shareholder arrangements may
                                      be modified at the Company's discretion in connection with any debt financing incurred by the Company, including to provide for redemption rights in respect of warrants issued to lenders. It is understood that some of the above provisions may not apply to equity securities issued to the Company's lenders.